Exhibit 10.14
SEVERANCE AND RELEASE AGREEMENT
THIS SEVERANCE AND RELEASE AGREEMENT (“Agreement”) is between Roger L. Christensen (“Employee”) and each of Columbia Bancorp (“Company”) and its wholly owned subsidiary, Columbia River Bank (the “Bank,” and collectively with the Company, “Employer”), and is effective eight days after Employee executes this Agreement (“Effective Date”).
The parties to this Agreement wish to set forth clearly the terms and conditions of Employee’s departure from his employment, acknowledging certain limitations on benefits that might otherwise accrue to Executive under pre-existing contractual arrangements, the effect of which is limited by certain federal and state banking laws, regulations and pending regulatory proceedings applicable to Employer and its compensation arrangements.
In consideration of the mutual covenants set forth herein and for other valuable consideration, the receipt and sufficiency of which are acknowledged, the patties agree as follows:
1. Employee resigned his position as Employer’s Chief Executive Officer effective October 6, 2008 (the “Resignation Date”). Employee will be paid his base salary (as defined in Section 4.1 of Employee’s 2008 Employment Agreement, “Base Salary”) through the Resignation Date less all lawful or required deductions. Employee’s payment pursuant to this Paragraph 1 shall include pay for any earned but unused vacation.
2. Employer will pay Employee his Base Salary ($260,000) through December 11, 2008 as severance pay and in consideration of the other terms of this Agreement. This amount shall be paid, less all lawful or required deductions, ratably on the Employer’s regular pay dates in the form of direct deposit previously on file with Employer. Subject to the approval of the Company’s and the Bank’s banking regulators, on or about January 2, 2009, Employer will pay Employee the balance outstanding under Employee’s Executive Bonus Deferral Agreement effective January 1, 2005, less all lawful or required deductions.
3. After the Effective Date of this Agreement, Employee or his covered dependents may elect to pay for COBRA medical and dental insurance continuation coverage for himself and/or his covered dependents for the time period and under such conditions as are provided by COBRA, and Employee may elect to convert any of his other group insurance coverage to individual policies and self pay for such coverage according to any individual conversion privileges contained in such plans. Employer agrees to pay the premium for Employee’s continuation coverage for medical insurance during the period following Employee’s Resignation Date in which Employee will receive continuing salary payments pursuant to Section 2.

4. Employee shall receive whatever accrued and vested benefits he is entitled to receive under the terms of Employer’s Retirement /401(k) Plan, according to the terms of that Plan and as soon as practicable after the effective date of this Agreement. Employer shall, to the extent reasonably practicable, deliver such benefits to the rollover account Employee designates. Employee may leave his current vested 401 (k) benefits in Employer’s Plan; however, Employee may not make any contributions to the 401(k) Plan after the Resignation Date. Contributions will not be made to this Plan on behalf of Employee based on the payments that are made under this Agreement.
5. No later than the Resignation Date, Employee will return all Employer property in his possession or under his control, including but not limited to the Employer-provided automobile and all keys, credit cards, files, documents, cellular phones, pagers and laptop computers.
6. If Employee files for unemployment compensation benefits, Employer will inform the Oregon Employment Division that Employee resigned at Employer’s request and Employer will not contest Employee’s eligibility for unemployment compensation.
7. The parties will use reasonable efforts to keep the terms of this Agreement confidential. Employee may disclose the terms of this Agreement to his immediate family. Employer may disclose the terms of this Agreement to its officers and managers. Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisers, auditors, or similar advisors, or in response to government requests. Third persons informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain such confidentiality. Notwithstanding any contrary provision of this paragraph, Employer may disclose the terms and content of this Agreement pursuant to (i) all bank and bank holding company regulatory authorities charged with supervision of the business of Employer pursuant to applicable banking laws and regulations; and (ii) the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, in each case as amended and in each case including the regulations promulgated thereunder.
8. Employee agrees that he will hold Employer’s Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by the Employer. If anyone tries to compel Employee to disclose any of Employer’s “Confidential Information” by subpoena, discovery or otherwise, he will immediately notify the Employer prior to making any disclosures. “Confidential Information” includes, without limitation, any information in whatever form that the Employer considers to be confidential and/or proprietary information relating to Employer’s or any of its customer’s trade secrets, know-how, methods, products and services, content and technology development plans, marketing plans, databases, copyrights, trademarks, trade dress, software (including source code and object code), procedures, purchasing, accounting, marketing, sales, customers, advertisers, suppliers, financial status, contracts or employees.

9. Employee acknowledges and agrees that the Ernploynent Agreement between Employee and Employer dated April 16, 2008 (“Employment Agreement”) is hereby terminated except for post-termination obligations, as amended by paragraph 12 below. Employee further acknowledges that (i) the Executive Salary Continuation Agreement effective December 1, 2006, as amended, (ii) Employee’s rights arising under any and all equity compensation arrangements of the Company; and (iii) all other oral or written agreements, arrangements or understandings between Employee and Employer, are hereby terminated and Employee acknowledges by executing this Agreement that he waives all rights to any payments, securities and benefits provided for therein. The preceding sentences of this paragraph shall not operate to discharge the rights or obligations of Employee or Employer under (a) this Agreement (including the provisions of this Agreement that expressly cause the provisions of other agreements to continue in effect); (b) the rights of Employee to indemnification for acts or omissions pursuant to the articles of incorporation or bylaws of the Bank or the Company (subject to limitations on enforceability of such obligations as may arise under applicable banking laws and regulations and under the Oregon Bank Act or the Oregon Business Corporation Act, as the case may be); or (c) such deposit and loan arrangements as may now exist between the Bank and Employee which are entered into and maintained in compliance with Federal Reserve Board Regulation 0.
10. In exchange for the consideration granted under this Agreement, which is in addition to the benefits Employee is otherwise entitled to receive, Employee and his successors and assigns forever release and discharge Employer, any of Employer’s parent, subsidiary or related companies, any Employer-sponsored employee benefit Plans in which Employee participates, or was participating in (collectively the “Benefit Plans”), and all of their respective officers, members, managers, partners, directors, trustees, agents, employees, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Employee may have arising out of his employment, on behalf of himself, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement. This release includes but is not limited to, any Claims under the Employment Agreement, any oral or written agreements, arrangements or understandings between Employee and Employer, any local, state, or federal laws prohibiting discrimination in employment, including without limitation the Civil Rights Acts, or the Oregon State Law Against Discrimination, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on Employer’s right to terminate its employees, any Claims Employee has relating to his rights to or against any of the Benefit Plans, or personal injury Claims, including without limitation wrongful discharge, compensation, wages (including overtime, minimum wage, penalty wages), benefits, breach of contract, defamation, tortuous interference with business expectancy, constructive discharge, or infliction of emotional distress. Employee represents that he has not filed any Claim against Employer or its Releasees, and that he will not do so at any time in the future concerning Claims released in this Agreement.

11. By signing this Agreement, Employee affirmatively represents that he has not filed any claim against Employer or any of its Releasees, and is affirming that he will not file any claim released in this Agreement in the future. Employee will not, however, be prohibited from filing a claim to enforce the terms of this Agreement. In addition, to the extent required by law, Employee is not prohibited from filing or participating in an administrative claim with the Equal Employment Opportunity Commission (“EEOC”), but because Employee is receiving severance under this Agreement he waives any right to receive monetary relief as a result of any EEOC proceeding or subsequent individual or EEOC lawsuits.
12. As a material inducement for Employee to enter into this Agreement and in exchange for the benefits Employee has given Employer under this Agreement, Employer and its successors and assigns forever release and discharge Employee, and any of his heirs, successors, and assigns (collectively, “Releasees”) from any and all employment-related claims, actions, causes of action, rights, or damages, including attorneys’ fees (collectively “Claims”) which Employer may have, known, unknown, or later discovered, which arose prior to the date Employer signs this Agreement. Employer represents that it has not filed any Claims against Employee or his Releasees, and that it will not do so at any time in the future concerning Claims released in this Agreement, provided, however, that this will not limit Employer from filing a Claim to enforce the terms of this Agreement.
13. Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Employee was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement. Employee acknowledges that he has signed this Agreement only after full reflection and analysis. Although Employee is free to sign this Agreement before then, Employee acknowledges he was given at least 21 days after receipt of this document in which to consider it and seven days after signing it to revoke it. Employee may revoke this Agreement seven (7) days after signing it and forfeit all benefits described in paragraphs 2, 3, 4, 5, 8 and 12 of this Agreement by sending written notice of his intent to revoke to: Tamera Bhatti, Vice President for Human Resources, at the Company’s downtown Vancouver, Washington, executive offices. Employee and Employer agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties does not restart the running of the Consideration Period.
14. This Agreement shall not be construed as an admission by Employer that it acted wrongfully with respect to Employee.
15. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

16. This Agreement represents and contains the entire understanding between the parties in connection with its subject matter. All other prior written or oral agreements or understandings are merged into and superseded by this Agreement. Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.
17. If any suit or action is filed by either party to enforce this Agreement or otherwise with respect to the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.
18. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.
Dated this 7th day of October 2008
Columbia River Bank
/s/ Richard E. Betz
Richard E. Betz, Chairman
Columbia Bancorp
Dated this 7th day of October 2008
/s/ Roger L. Christensen
Roger L. Christensen